                                                                    EXHIBIT 10.3

                                   AGREEMENT


     THIS AGREEMENT, executed and effective as of this 23rd day of April, 1995, by and between Associated Wholesale Grocers, Oklahoma City Division, hereinafter referred to as "Company," and General Drivers, Chauffeurs and Helpers Local Union No. 886, affiliated with the International Brotherhood of Teamsters, hereinafter referred to as "Union." The parties mutually agree as follows:

1.   GENERAL PURPOSE OF AGREEMENT
     ----------------------------

     The purpose of this Agreement is to promote and maintain mutually satisfactory industrial and economical relationships between the Company and the Union. It is recognized by this Agreement to be the duty of the Company, the Union, and the employees to cooperate fully for the advancement of these conditions, including industrial peace, looking towards a profitable operation.

2.   RECOGNITION
     -----------

     a. The Company recognizes the Union as the sole and exclusive representative for the employees covered herein for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment, and other conditions of employment. The term employee as used in this Agreement includes warehouse employees employed at the Company's Oklahoma City, Oklahoma warehouses, including warehousemen and warehouse maintenance employees, excluding office-clerical employees, guards, professional employees, and supervisors as defined in the National Labor Relations Act.

     b. The Company agrees not to enter into any agreement or contract with its employees, individually or collectively, which in any way conflicts with the terms and provisions of this Agreement.

     c. The Company will not discriminate in any way against employees in the above-described bargaining because of Union affiliation, not in violation of this Agreement.

3.   UNION SHOP
     ----------

     a. All of the Company's present employees within the above-described bargaining unit shall remain members of the Union in good standing as a condition of employment. All newly hired employees in the above-described bargaining unit shall become members of the Union within 31 days after the date of their employment, and shall remain members of the Union in good standing as a condition of employment.

     b. In the event that the foregoing paragraph becomes illegal, by reason of Oklahoma law prohibiting the union shop, then the parties will substitute an agency shop provision for the union shop provision if such substitution can lawfully be made. Such agency shop provision, if legal, would require all employees in the above-described bargaining unit to pay the Union an amount equal to union dues, initiation fees, and assessments after 30 days of employment.

     c. Nothing contained in this Article shall be construed to require the Company to violate any applicable law.

4.   CHECK-OFF
     ---------

     The Company agrees to check-off Union membership monthly dues, initiation fees, and assessments or agency shop fees for all Union employees covered by this Agreement, provided that the Union delivers to the Company a written authorization to make such deductions, signed by the employee irrevocable for one year or the expiration date of this Agreement, whichever shall occur sooner. The Union shall certify to the Company, in writing each month, a list of its members together with an itemized statement of dues, assessments, initiation fees or agency shop fees to be deducted from each for such month. The Company shall deduct the amount so certified in respect to each such member or agency fee payor from the first paycheck of such member following the receipt of such certification or statement and within seven (7) days following such deduction remit to the Union in one lump sum.

5.   MANAGEMENT
     ----------

     The management of the warehouse and the direction of the working forces, including the planning, direction and control of warehouse operations, the scheduling of work and the assignment of employees to such work, the transfer of employees and the right to relieve employees from duty because of lack of work or other legitimate reasons, the determination of manpower requirements, the location or relocation of warehouses, the work to be assigned to each warehouse, and the cessation of operations are vested solely and exclusively in the Company. This listing of sole and exclusive management prerogatives shall not be interpreted as excluding other prerogatives not listed which are not abridged by a specific provision of this Agreement. Supervisors shall not perform work except in cases of an emergency or to train employees.

6.   HOURS OF WORK AND OVERTIME
     --------------------------

     a. Hours of work shall be determined by the Company. Regular employees shall be bid for forty (40) hours' work each week to shifts that shall consist of five days of eight (8) hours each or for days of ten (10) hours each.

     b. Time and one-half (1 1/2) the regular hourly rate shall be paid for all hours worked after eight (8) hours per day for regular employees scheduled to work 8-hour shifts and after ten

(10) hours per day for regular employees scheduled to work 10-hour shifts. Time and one-half (1 1/2) the regular hourly rate shall be paid regular employees for all work performed on a day off. Casual and Summer Help shall receive one and one-half (1 1/2) times the regular hourly rate only after forty (40) hours of actual work in the work week.

     c. All employees, including Casuals and Summer Help, reporting for scheduled work shall receive four (4) hours' work or pay at their regular hourly rate of pay unless they have been previously notified not to report for work or unless the lack of available work is due to acts of God, power failure, fire, computer malfunction, bombing or threat of bombing.

     d. Except in cases of emergency and change of regular shift, no employee, after completing his shift, may return to work earlier than eight (8) hours after the end of his last work shift.

     e. When Summer Help is hired they must sign a letter stating they are a student, and a beginning and ending date of employment will be listed and the employee will be terminated at that date and does not acquire seniority.

     f. For pay purposes, the work week shall start on Sunday.

     g. All hours worked by regular employees scheduled to eight (8) hour shifts (not including Casuals or Summer Help) in a holiday week in excess of thirty-two
(32) hours shall be paid for at time and one-half (1 1/2) the regular hourly rate. For regular employees (not including Casuals and Summer Help) scheduled to ten (10) hour shifts in a holiday week, time and one-half (1 1/2) shall be paid for work in excess of thirty (30) hours in the week.

     h. Employees scheduled for ten (10) hour shifts shall have two (2) consecutive days off, unless otherwise agreed between the Company and Union.

7.   SENIORITY
     ---------

     a. New employees hired into regular jobs shall be regarded as probationary employees until they have completed forty-five (45) calendar days of full-time employment from date of last hire with the Company. During this probationary period, the Company may, at its option, terminate the employment of any probationary employee and there shall be no responsibility on the part of the Company for re-employment of such employee. Upon successful completion of the probationary period, an employee shall become a regular employee, shall qualify for fringe benefits, shall be placed on the seniority list, and the employee's seniority shall date from his latest hiring by the Company.

     b. The term "seniority" shall mean length of continuous service with the Company. There shall be two seniority lists:

                                   Warehouse
                                   Maintenance

     c. An employee's continuous service shall be deemed to be broken and all seniority lost if (a) he is discharged for just cause, (b) he voluntarily quits,
(c) he is absent for three (3) consecutive days without notifying the Company, except when an emergency prevents such notice, (d) he obtains employment during or fails to report for work at the expiration of an approved leave, (e) he gives a willful false statement in obtaining employment with the Company, or (f) he has performed no work for the Company for a period of twelve (12) months, except in cases of on-the-job injury the period shall be extended to twenty-four (24) months.

     d. In laying off and recalling employees, selection of vacation weeks, and filling regular job vacancies seniority shall prevail in the applicable seniority group. Employees must be qualified to perform the work. The Company shall be reasonable in judging qualifications and any complaint that it has failed to be reasonable shall be subject to the grievance and arbitration procedure.

     e. When deemed appropriate by the Company, not less than once per calendar year, all jobs, based on seniority group, will be posted for seven (7) days for observation. After the observation period, the Company will post, based on seniority group, the date and time on which the jobs will be available for bidding. Employees who are not present to make a bid may exercise their bid in writing prior to the bidding date and leave their choices with the steward to be used in bidding for the employee. If the absent employee choices are not available, the steward will bid for the employee.

     f. A necessary number of employees shall be bid Utility Warehouseman to fill open temporary and extra jobs as they occur on a daily and/or weekly basis. Known vacancies of one week or more that the Company elects to fill will be offered by seniority to Utility Warehousemen by the week preceding the vacancy. All other Utility Warehousemen will bid shifts and days off on a weekly basis. On a daily basis, Utility Warehousemen not bid to a classification for the week will bid by seniority to any open job the Company elects to fill and shall remain on the bid job until it is discontinued. As it becomes necessary to fill other open jobs on a shift, the Company will offer the open jobs by seniority to employees from the classification and area where it deems them available for transfer.

     g. An employee's job will be discontinued in accordance with his seniority during his shift and the employee will then perform whatever available work is assigned to him. When more than one employee's job is discontinued at the same time, those employees will be allowed to exercise shift seniority to claim work that is open and available.

     h. A seniority list will be posted in January and July of each year at the time clocks, with a copy to the Union. Any grievance with respect to the seniority standing of an employee

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must be filed within thirty (30) calendar days after posting of the seniority list or the grievance shall be waived.

     i. Each employee shall keep the Company informed of his current address and telephone number in writing to the appropriate Company designee; and if an employee cannot be reached by routine telephone communication, he shall not be entitled to call-ins.

     j. Day-off overtime will be offered by seniority to qualified employees by shift, classification and the area where the majority of work is to be performed. Forced day-off overtime will be assigned in inverse seniority order of the above. If more employees are needed in the classification, shift and area, the day-off overtime will be offered by group seniority to those qualified employees on the shift the work will be performed.

     k. Except as provided in Article 7, paragraph 13, shift overtime, of more than 30 minutes, will be offered by seniority to qualified employees on the shift in the area and classification in which the work is required. Forced shift overtime will be assigned in inverse seniority order of above.

     l. Except as provided in Article 7, paragraph 13, if additional employees are needed for overtime under paragraphs 10 and 11 above, the work will be assigned (or forced) to qualified employees by group seniority plant-wide.

     m. Employees will not be transferred between the main and any satellite warehouse unless there are four (4) hours of work to be performed.

     n. The Company shall notify the Union within seventy-two (72) hours of when it hires, lays off or recalls employees.

8.   MEAL AND REST PERIODS
     ---------------------

     a. The Company will grant each employee a one-half (1/2) hour meal period, without pay between the third hour and the sixth hour of work on the shift.

     b. Employees assigned to eight (8) hour shifts shall receive two (2) paid fifteen (15) minute breaks. Employees assigned to ten (10) hour shifts shall receive three (3) paid fifteen (15) minute breaks.

     c. Employees who are scheduled to work more than one (1) hour of overtime after completing their regular shift shall receive a fifteen (15) minute break and shall receive additional fifteen (15) minute breaks after each additional two (2) hours of work.

     d. An employee who is called in earlier than his regular starting time shall receive a fifteen (15) minute paid break after each two (2) hours of work before his regular shift begins.

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


9.  CASUALS
    -------

     a. Notwithstanding any provision in this Agreement to the contrary, the Company may hire, subject to need, Casual employees. The number of Casual employees shall not exceed fifteen percent (15%) of the total number of employees on the seniority list.

     b. Casual (and Summer Help) employees will not be part of the regular seniority list.

     c. Casual (and Summer Help) employees will not be entitled to any fringe benefits such as, but not limited to, vacations, holidays, funeral leave, jury pay, health and welfare, and pension.

     d. Casual (and Summer Help) employees may be worked on either a call-in or a scheduled basis.

     e. The Company shall have the right to utilize five (5) additional Casual employees during each of three (3) designated days each week to meet heavy work loads. These five (5) additional Casual employees shall be supplemental to and in addition to the Casual employee use limits set forth above. This Article 9, paragraph 5 shall not apply to the maintenance department.

     f. Casual employees who are promoted to regular status shall be required to serve a probationary period.

     g. Casual (and Summer Help) will be assigned to the order selector classification so long as there is work to be performed in that classification and sufficient regular employees are available to perform all other work.

     h. The Company shall provide the Union with a list on a weekly basis of Casuals (showing day and hours worked) who have performed work during the week.

     i. Shift overtime shall be offered to regular employees before it is assigned to Casual and Summer Help.

10.  DISCHARGE
     ---------

     a. Subject to the grievance procedure, the right to discharge, discipline and suspend for just cause and to maintain the discipline of employees is the prerogative of the Company, provided that in the exercise of these rights the Company will not violate any of the terms of this Agreement. The Company shall be deemed to have just cause to discharge or to discipline any employee for dishonesty, the illegal use of a controlled substance on Company time or on Company property, recklessness resulting in an accident while on duty, insubordination, or violating the Company's substance abuse policy.

     b. The Union will be given notice of all warning letters, suspensions and discharges, in writing by certified mail, which shall state the reason for the suspension or discharge. The notice shall be given within ten (10) calendar days of the alleged incident, or the incident will not provide a basis for disciplinary action unless, because of extenuating circumstances, the Company did not have knowledge of the facts giving rise to the incident. The notice shall be deemed given if delivered to the employee, or mailed by certified mail, return receipt requested, within ten (10) calendar days of the alleged incident, or within ten (10) calendar days of the Company's obtaining knowledge of the alleged incident.

     c. The affected employee may request an investigation should he feel that he has been improperly suspended or discharged. Such request for investigation must be made in writing and a copy thereof furnished the Company not later than ten (10) calendar days after receipt of written notice of the employee's suspension or discharge. The Company and the Union in the event they cannot come to an agreement on the matter will settle the dispute as provided for herein, including reference to arbitration.

     d. Disciplinary action against an employee shall remain in effect for not more than thirty (30) months.

11.  PENSIONS
     --------

     a. For each of the Company's regular employees covered by this Agreement, the Company shall contribute to the Central States Southeast, and Southwest Area Pension Fund in the amount of Eighty-five Dollars ($85.00) per week. The obligation to pay for and make the required weekly contribution for the pension program hereby established for regular employees of the Company shall rest solely with the Company, except as hereinafter provided. Casual, Summer Help, and probationary employees shall not be covered by this pension program established under this Agreement.

     b. The Company shall pay and make weekly contribution for the pension program hereby established for each week worked (or paid vacation or jury duty) by a regular employee, even though such employee may work for the Company only part-time during such week. If such employee is absent from work during any week because of illness or noncompensable injury and notifies the Company of such absence, the Company shall continue to pay and make the required weekly contributions, so long as the employee is on the Company's regular seniority list, but for a period of not more than four (4) weeks. If such employee is absent from work during any week due to compensable injury, the Company shall continue to pay and make such weekly payments, so long as the employee is on the Company's regular seniority list, but for a period of not more than six (6) months.

     c. If an employee is absent from work during any week, the Company shall not be required to pay or make any weekly contributions for such employee, except as provided in paragraph 2 above. However, if any such regular employee so desires, he may continue his pension program contributions so long as he is on the Company's regular seniority list by making prior arrangements with the Company, who shall collect from such employee sufficient moneys for the Company to make the weekly contributions due the pension and on account of such employee during any such absence.

     d. By the execution of this Agreement, the Company agrees to enter into appropriate trust agreements necessary for the administration of such pension fund and to designate the Company's trustees under such Agreement, hereby waiving all notices hereof and ratifying all actions already taken or to be taken by such trustees in the scope of their authority.

     e. Failure of the Company to pay or make any contribution for the pension program as hereinabove provided shall relieve the Union of its no-strike obligation with respect to the Company, unless there is a bona fide dispute as to the amount owed, in which case the matter shall be resolved under the provisions of Article 24 hereof.

12.  INSURANCE
     ---------

     a. The Company shall make medical, vision, dental, life and short-term disability insurance available to regular employees (not including Casual and Summer Help). The Company shall have the right to change insurance carriers so long as substantially equal benefits are offered.

     b. All insurance premiums shall be paid by the Company.

     c. If an employee is absent because of illness or off-the-job injury and notifies the Company of such absence, the Company shall continue to pay premiums as provided above for a period of four (4) weeks. If an employee is injured on the job, the Company shall continue to pay premiums as provided above until such employee returns to work; however, the Company shall not be required to make such premium payments for a period of more than twenty-six (26) weeks. In accordance with applicable law, if an employee is granted a leave of absence and desires to retain insurance coverage, the employee shall pay to the Company, prior to the leave of absence being effective, sufficient monies to pay the required premiums during the period of absence. No contributions shall be made for any employee on layoff, except as otherwise required by law or Article 21, paragraph 3 hereof.

     5. The Union shall have access to the cost of all insurance coverage.

13.  JURY DUTY
     ---------

     Each regular employee serving on jury duty shall, upon presentation of a statement signed by an officer of the court involved signifying the time he so served on the jury, receive his regular classified rate of pay for the time he is required to be absent from regular scheduled days for such service but not to exceed ten (10) working days in any one contract year. If the employee is discharged from the jury before his work shift ends, he must report immediately to the Company for work if time permits him to work at least three (3) hours. If the employee desires and the Company approves, the jury duty benefit may be administered on an hourly instead of a daily basis.

14.  FUNERAL LEAVE
     -------------

     Should a death occur in the immediate family, upon request a regular employee who attends the funeral shall be granted three (3) consecutive days consisting of the day of the funeral and either the two (2) days preceding, the day preceding and the day following or the two (2) days following the day of the funeral. The employee shall be compensated for the regular scheduled days he would have worked within the applicable period had such death not occurred at eight (8) times his regular straight-time hourly rate; at ten (10) times the regular straight-time rate of pay if working ten (10) hour shifts. Immediate family shall mean spouse, mother, father, mother-in-law, father-in-law, stepmother, stepfather, brother-in-law, sister-in-law, child, brother, sister, stepchild, stepbrother, stepsister, grandparents, grandchildren, spouse's grandparents and any other relatives residing with the employee.

15.  STEWARD
     -------

     a. The Company recognizes the right of the Union to designate job stewards and alternates from the Company's seniority list. The authority of job stewards and alternates so designated by the Union shall be limited to and shall not exceed the following duties and activities:

     i. The investigation and presentation of grievances to the Company or the designated Company representatives in accordance with the provisions of the Collective Bargaining Agreement.

     ii. The collection of dues when authorized by appropriate Local Union action.

     iii. The transmission of such messages and information which shall originate with and authorized by the Local Union, or its officers, provided such message and information:

           (1) Have been reduced to writing; or

           (2) If not reduced to writing, are of a routine nature and do not involve work stoppages, slowdowns, refusal to handle goods, or any other interference with the Company's business.

     b. Job stewards and alternates have no authority to take strike action, or any other action interrupting the Company's business, except as specifically authorized by official action of the Union. The Union agrees to do all in its power to remedy unauthorized action.

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


     c. The Company recognizes these limitations upon the authority of job stewards and their alternates and shall not hold the Union liable for unauthorized acts. The Company in so recognizing such limitations shall have the authority to impose discipline, including discharge, in the event the job steward or his designated alternate has taken unauthorized strike action, slow down or work stoppage in violation of this Agreement.

16.  BULLETIN BOARDS
     ---------------

     The Company will provide suitable space for Union bulletin boards in the warehouse and break room. Postings by the Union on such bulletin boards will be confined to items involving official Union business. A Union official and/or steward will police the board from time to time.

17.  COMPANY RULES
     -------------

     The Company may establish reasonable rules of conduct not inconsistent with the provisions of this Agreement. The question of whether or not a work rule violates the Agreement shall be subject to grievance and arbitration. The Company shall furnish the Union ten (10) days in advance of the enforcement a copy of any written Company rule. It is understood that all of the Company's rules are not in writing and written rules are not all inclusive.

18.  UNION ACCESS
     ------------

     The Union business representative shall have access to the warehouse during working hours for official Union business, after notifying the Distribution Manager in charge or his designee, provided there shall be no interference with production or the work of the employees. The Union shall notify the Company in writing of the names of its authorized representatives.

19.  NEW CLASSIFICATIONS
     -------------------

     If, during the term of this Agreement, new job classifications are created, the Company shall notify the Union and shall determine the rate of pay for the new job classification and if the Union fails to protest the rate within thirty
(30) calendar days of the establishment of the rate, the rate shall become the permanent rate for the new job classification. Any Union protest of such rate shall be subject to the grievance and arbitration procedure as set forth herein. The permanent rate so established shall be retroactive to the date on which employees were first assigned to work in the new job classification.

20.  DAMAGE
     ------

     Employees shall not be required to pay for loss or damage to Company property or products unless such loss or damage was due to a proven willful act on the part of the employee.

21.  WAGES AND CLASSIFICATIONS
     -------------------------

     a. For employees hired before May 1, 1995, who were employed by Homeland Stores, Inc. on April 22, 1995, during the term of this Agreement, the following wage rates shall apply:

                   April 23,  April 21,  April 20,  April 19,  April 18,  April 23,
                     1995       1996       1997       1998       1999       2000
                     -----      -----      -----      -----      -----      -----
Warehousemen         13.80      14.10      14.45      14.85      15.25      15.65

Maintenance          14.84      15.14      15.49      15.89      16.29      16.69

Refrigeration
Maintenance          15.34      15.64      15.99      16.39      16.79      17.19

Casual                8.97       9.17       9.40       9.65       9.91      10.17

Summer Help           8.97       9.17       9.40       9.65       9.91      10.17

All other employees, excluding Casual and Summer Help, shall, for the first year of continuous employment, be paid seventy percent (70%) of the regularly hourly rate; for the second year of continuous employment seventy-five period (75%) of the regularly hourly rate; for the third year of continuous employment eighty percent (80%) of the regularly hourly rate; for the fourth year of continuous employment ninety percent (90%) of the regularly hourly rate. For the fifth year of continuous employment and thereafter, employees shall be paid one hundred percent (100%) of the regular hourly rate.

     For work in the freezer, employees shall receive a premium of twenty-five cents (25c) per hour.

     b. Employees shall be paid on a regular established payday which will be the same day each week. No change in payday will occur except where necessary in a holiday week. If the payday is to be permanently changed, notice of such chance will be posted fourteen (14) days in advance of change.

     c. Regular employees who are reduced to part-time shall be offered available work in preference to Casuals. Such employees who work more than twenty-four (24) hours per week shall receive their normal benefits and wage rate.

     d. Employees shall receive a premium of twenty cents (20c) per hour for all hours worked between 6:00 p.m. and 6:00 a.m.

22.  VACATIONS
     ---------

     a. Employees shall be entitled to annual vacations with pay upon the following terms and conditions: After one year of continuous employment, one week of vacation; after three years of continuous employment, two weeks of vacation; after eight years of continuous employment, three weeks of vacation; after fifteen years of continuous employment, four weeks of vacation.

     b. In order to qualify for full vacation benefits, employees must work twelve hundred (1,200) actual hours of work during the twelve (12) month period immediately preceding January 1 of such calendar year. Hours paid for shall be considered actual hours of work. Employees who fail to qualify for full vacation benefits shall receive pro rata vacation benefits based on a formula of dividing actual hours worked by 2,080 hours, except in cases where the employee is discharged for dishonesty or illegal use of a controlled substance. On or after January 1, 1996, employees will be eligible to take paid vacations which have been earned.

     c. Vacations shall be scheduled based on Company-wide seniority. Not more than ten percent (10%) of the work force may be on vacation in any week, except in a pre-holiday week, not more than five percent (5%) of the work force may be on vacation. The Company agrees that if the calculation of the percentage of employees to be on vacation is not a whole number of employees, then the Company agrees to round off to the next highest number the employees allowed to be on vacation. The calculation for determining the number of employees to be on vacation shall be the effective number of employees on the payroll of the first week of each new calendar year.

     d. When a holiday falls within an employee's vacation, the employee shall be granted an extra day's pay or an additional day of vacation, such day to be selected by mutual agreement with the Company.

     e. The term "continuous employment" shall be defined as the period beginning with the employee's last date of hire by the Company except, for vacation purposes only, employees who are employed by the Company prior to May 1, 1995, shall be given credit for their years of "Company Seniority" with Homeland Stores, Inc., not to exceed eight (8) years, prior to their employment date with the Company and shall be eligible for full paid vacation in 1996 provided they work six hundred (600) hours since date of hire. Employees who have a break in continuous employment with the Company shall not be given any credit for "Company Seniority" with Homeland Stores, Inc.

     f. Employees who have not had an opportunity to exercise their seniority with regard to prime time vacations (June, July and August and/or holiday weeks) and those who choose to float one (1) week of vacation will be allowed to bid by seniority should a week become available after the close of the vacation period. If an employee is offered a bid under this provision and refuses, he forfeits his right to further bidding. An employee who bids will only be allowed one week of prime time vacation under this provision.

     g. Employees shall receive their vacation pay at the time of leaving on vacation. No employee shall be required to work overtime on the day his vacation is scheduled to begin. Employees will not be available for work until their next scheduled shift after vacation.

23.  HOLIDAYS
     --------

     a. Christmas Day, Thanksgiving Day, New Year's Day, Memorial Day, July 4, Labor Day and birthday shall be recognized as holidays under this Agreement. Employees shall receive three (3) floating holidays to be paid as follows: One
(1) floating holiday shall be added on April 23 of each contract year for the years 1996, 1997, and 1999.

     b. Any employee, except Casual and Summer Help, who works on his holiday shift shall receive one and one-half (1 1/2) times his regular rate of pay plus holiday pay.

     c. The Company shall determine the shifts on which a holiday will be observed and shall notify the Union in January of each year the shifts on which each holiday will be observed for that year, including New Year's Day the following year.

     d. In order to qualify for holiday pay, an employee must (a) perform some work for the Company or receive pay from the Company during the holiday week,
(b) work his scheduled day before and after the holiday, and (c) be on the active payroll of the Company.

     e. Any employee scheduled to work on a holiday but who fails to work as scheduled, except where off work because of illness or injury supported by a medical doctor's statement showing inability to work, shall not be entitled to holiday pay.

     f. Employees regularly assigned to an eight (8) hour shift shall receive eight (8) hours' pay for a holiday not worked. Employees regularly assigned to a ten (10) hour shift shall receive ten (10) hours' pay for a holiday not worked that falls on one of their regularly scheduled workdays; otherwise, they will receive eight (8) hours' pay for a holiday not worked.

     g. Employees shall not be required to work overtime on the shift prior to their scheduled birthday holiday or scheduled floating holidays. Employees will not be available until their next scheduled shift.

24.  GRIEVANCE AND ARBITRATION
     -------------------------

     a. Any complaint or disagreement by the Union or employees covered by this Agreement which concerns the interpretation or application of the terms and provisions of this Agreement shall be considered a grievance. If grievances shall arise regarding the interpretation or application of any of the terms of this Agreement, they shall be handled as hereinafter provided:

     Step 1: Any employee with a grievance will first discuss the grievance with his immediate supervisor within five (5) working days of the event giving rise to the grievance or when it should have reasonably become known to him. If no agreement is reached within twenty-four (24) hours then the grievance shall be reduced to writing and submitted to the same employee's supervisor within three (3) working days. The written grievance shall be signed by the aggrieved employee or Union and must specify the section or sections of the Agreement alleged to have been violated. For the purpose of this Article, working days shall be defined as Monday through Friday.

     Step 2: If the grievance is not resolved in Step 1, it shall, within five
     (5) working days after presentation to the employee's supervisor, be presented by the steward and/or Union official to the Manager of the Company or his designee. The Manager shall answer the grievance in writing within five (5) working days.

     Step 3: If the grievance is not resolved in Step 2, the matter shall, on the request of the Union, made within ten (10) working days after the conclusion of Step 2, be submitted to an arbitrator for a decision.

     b. The arbitrator shall be selected by agreement of the parties. In the event of inability to agree, the Union and the Company shall request the Federal Mediation and Conciliation Service to submit a list of seven (7) arbitrators. Beginning with the party requesting arbitration, the parties shall strike alternately from said list until one name remains. The name remaining on the list shall be chosen to be the official arbitrator. The expense of the arbitrator shall be borne equally by the Union and the Company.

     c. The arbitrator shall have no power to add to or subtract from or modify any of the terms of this Agreement. The decision of the arbitrator shall be final and binding on both parties to this Agreement.

     d. Multiple unrelated grievances shall not be subject to arbitration at the same time.

     e. The failure of an employee or the Union to follow the time limits set forth above shall mean that the grievance has been waived. Failure of the Company to act within time limits specified above shall automatically advance the grievance to the next succeeding step. The time limits set forth in this article may be extended by mutual agreement in writing between the Company and Union.

     f. Payments in settlement of grievance will be included in the paycheck no later than the pay period following the pay period in which the grievance is settled.

25.  NON-DISCRIMINATION
     ------------------

     a. The Company, Union and employees shall comply with applicable law with regard to discrimination against any employee on the basis of age, race, sex, sexual harassment, creed, color, national origin, religion, disability, equal pay, and veteran's status.

     b. Whenever the masculine gender is used it shall also refer to the feminine gender.

26.  FEDERAL AND STATE LAW
     ---------------------

     If any article or section of this Agreement or any riders thereto should be held invalid by operation of law or by any tribunal of competent jurisdiction or if compliance with or enforcement of any article or section should be restrained by such tribunal pending a final determination as to its validity, the remainder of this Agreement and of any rider thereto shall not be affected thereby. In the event that any article or section is held invalid or enforcement of or compliance with which has been restrained as above set forth, the parties affected thereby shall enter into immediate collective bargaining negotiations, upon request of the Union or the Company for the purpose of arriving at a mutually satisfactory replacement for such article or section.

27.  CLOTHING AND TOOLS
     ------------------

     a. If uniforms are required, they shall be furnished free of cost and shall be kept clean by the Company. Maintenance employees shall furnish their own hand tools and shall be paid One Hundred Twenty-five Dollars ($125.00) cash each six (6) months as a tool allowance.

     b. All employees holding bid jobs in the freezer shall be furnished head gear, gloves, insulated boots and coveralls. Part-time freezer employees will be furnished head gear, gloves, overshoes and coveralls.

     c. All perishable loaders shall be furnished gloves which shall remain the property of the Company.

28.  NO STRIKE - NO LOCKOUT
     ----------------------

     a. During the term of this Agreement, there shall be no picketing, work stoppages, slowdowns, or concerted refusal to work by employees or the Union, except as otherwise provided in paragraph 5.

     b. The Company shall not cause or engage in any lockout of its employees during the term of this Agreement.

     c. Any employee who violates the provisions of this Article may be discharged by the Company, subject to the grievance and arbitration procedure.

     d. Neither the Union nor any of its officers or representatives shall be held liable for any damages resulting from unauthorized or "wildcat" strikes not called, directed, or ratified by them.

     e. It will not be a violation of this Agreement for employees to refuse to cross another union's or a different local of Teamsters' lawful picket line involving a primary dispute, provided that the Union gives the Company twenty-four (24) hours' notice. The term "another union" means any local union other than Teamsters Local 886.

29.  LEAVE OF ABSENCE
     ----------------

     a. Leaves of absence will be granted to enable employees to attend Union conventions, or officiate at Local 886 Union elections, provided that (1) one week's written notice is given to the Company, (2) such absence does not disrupt Company operations, and (3) the duration of the leave will be limited to the duration of the convention or election plus necessary travel time.

     b. Leaves of absence up to 90 days will be granted to enable employees to accept employment with the Union, provided that not more than one employee will be on such leave of absence at one time. The Company may, if the employee and the Union request, extend the leave an additional 90 days.

     c. The Company, Union and employees shall comply with the provisions of the Americans With Disabilities Act and Family and Medical Leave Act.

     d. Any employee desiring a leave of absence from employment for any reason other than those specified in paragraphs 1, 2 and 3 hereof, must secure written permission from the Company. A copy of the letter of permission shall be furnished to the Union within five (5) workdays from the date the leave of absence commences. An employee shall not accept employment elsewhere when on leave of absence unless written consent of the Company is obtained and a copy thereof furnished to the Union.

     e. Inability of an employee to work because of injury or illness not arising out of or in connection with his job shall not result in loss of seniority if the employee performs work within a period of twelve (12) months as provided in Article 7, or within such further extension as the Company may elect to grant.

30.  PHYSICAL EXAMINATIONS
     ---------------------

     a. Physical, mental or other examinations required by the Company shall be promptly complied with by all employees, provided, however, the Company shall pay for all such examinations. Employees required to take examinations during their regular scheduled working hours shall be paid for such lost time. The Company reserves the right to select its own medical doctor, but the employee may, if he believes an injustice has been done to him, be re-examined by another medical doctor at the employee's expense. If the two medical doctors do not agree, then the two medical doctors shall select a third medical doctor whose decision shall be final and binding. The Company and employee shall share the cost of the third doctor.

     b. If an employee fails to pass a physical examination given by the Company, the Company shall furnish a copy of the report to the employee and the Union by certified mail.

     c. Any employee who is off work due to illness or an off-the-job injury for more than five (5) workdays will be required to notify the Company in advance of his return to work and present the Company with a medical doctor's release so that a return-to-work physical may be scheduled with the Company's medical doctor if the Company deems it necessary. The employee must notify the Company so that his return-to-work physical can be scheduled on Monday through Friday between the hours of 8:00 a.m. and 4:30 p.m. If such employee is to report to work on a Saturday or Sunday, he must notify the Company on the preceding Friday so that the physical may be scheduled prior to the weekend.

31.  SCOPE OF AGREEMENT
     ------------------

     a. This Agreement contains all of the covenants, stipulations and provisions agreed upon by the parties hereto and no representative of either party has authority to make and neither of the parties shall be bound by, any statement, representation or agreement reached prior to the signing of this Agreement or made during these negotiations not set forth herein.

     b. No subject or matter referred to or covered by this Agreement or which is not specifically referred to or covered herein or is omitted hereby shall, except by mutual agreement, be the subject of collective bargaining during the term of this Agreement even though such subject or matters may or may not have been within the knowledge or contemplation of either or both of the parties at the time of negotiation or the signing of this Agreement.

32.  MILITARY LEAVE
     --------------

     Employees of the Company who leave employment to enter service in the Armed Forces of the United States shall be entitled to all rights and privileges guaranteed by applicable federal and state laws.

33.  SAFETY AND ACCIDENTS
     --------------------

     a. Any employee involved in any accident shall immediately report said accident and any physical injury sustained. The employee, before starting his next shift, shall make out an accident report in writing on forms furnished by the Company and shall turn in all available names and addresses of witnesses to the accident.

     b. Employees shall promptly report to the Company in writing all known defects in equipment.

     c. All material-handling equipment in the warehouse will be kept in safe operating condition and all structures will be kept in safe condition.

34.  TERM OF AGREEMENT
     -----------------

     This Agreement sets forth the full and complete understandings of the parties hereto and cancels and supersedes any and all agreements heretofore entered into by and between the parties and cancels and supersedes all Company past practices. This Agreement shall become effective April 23, 1995, and shall remain in effect until April 23, 2001, and thereafter from year to year unless either party gives sixty (60) days' written notice to the other prior to April 23, 2001, or any subsequent anniversary date, that it wishes to amend, modify or change this Agreement.

     EXECUTED this 5th day of April, 1995.


GENERAL DRIVERS, CHAUFFEURS           ASSOCIATED WHOLESALE GROCERS,
AND HELPERS LOCAL UNION NO. 886,      INC., OKLAHOMA CITY DIVISION
affiliated with the INTERNATIONAL
BROTHERHOOD OF TEAMSTERS


By:  /s/ Richard W. Nelson             By:  /s/ Tom Williams
   ----------------------------           -----------------------------------
                                          Tom Williams, Senior Vice President


Date:  April 17, 1995                  Date:  April 5, 1995
     --------------------------             ---------------------------------



By:  /s/ Neal Snow
   ----------------------------


Date:  April 17, 1995
     --------------------------